                                             As Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-38486
[ISTAR FINANCIAL LOGO]

               To Our Shareholders:

               We are pleased to offer you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan").

               The Plan is a cost-free and convenient way to increase your investment in iStar Financial Inc. common stock. The Plan has a dividend reinvestment component and a direct stock purchase component.

                   - The dividend reinvestment component permits shareholders to designate all of a portion of their iStar Financial Inc. common stock dividends for reinvestment in additional shares of common stock.

                   - The direct stock purchase component permits our
                     shareholders and new investors to make purchases of our common stock by check or by automatic monthly deductions from a U.S. bank account.

                   - In each case, shareholders or new investors may purchase shares of our common stock without payment of brokerage commissions or service fees.

               We invite you to read the enclosed prospectus for further details. HIGHLIGHTS of the Plan are located on page 1 of the prospectus and a SUMMARY of the Plan is located on page 5 of the prospectus.

               Participation in the Plan is entirely voluntary. If you are interested in enrolling in the Plan, please complete and return the enclosed Enrollment Authorization Form to the Plan's administrator, EquiServe Trust Company, N.A., in the postage pre-paid envelope provided.

               If you have any questions about the Dividend Reinvestment and Direct Stock Purchase Plan, please contact EquiServe Trust Company, N.A., toll free, at (800) 317-4445 or Erin Hart, Investor Relations Associate at (212) 930-9400.

               We hope you will find the Plan a cost-free and convenient way to increase your ownership in iStar Financial Inc.

               Sincerely,

               /s/ Jay Sugarman

               Jay Sugarman
               Chairman and Chief Executive Officer

1114 Avenue of the Americas, 27th Floor -- New York, NY 10036 -- P 212.930.9400
                               -- F 212.930.9499

              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
                              iSTAR FINANCIAL INC.
                        8,000,000 SHARES OF COMMON STOCK

    We have created a Dividend Reinvestment and Direct Stock Purchase Plan and are offering participation in that plan by means of this prospectus. The plan has two components: a dividend reinvestment component and a direct stock purchase component. The dividend reinvestment component permits our shareholders to designate all or a portion of the cash dividends on their iStar Financial common stock for reinvestment in additional shares of our common stock. The direct stock purchase component permits our shareholders and new investors to purchase shares of our common stock in a cost-free and convenient manner. The administrator of the plan is EquiServe Trust Company, N.A. (the "Administrator"). Some of the significant features of the plan are as follows:

    - Participants may purchase additional shares of our common stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their common stock cash dividends.

    - Participants and new investors may purchase shares of our common stock without payment of brokerage commissions or service charges through the direct stock purchase component of the plan by making optional cash investments of $100 to $10,000 per month.

    - Participants and new investors may, at our sole discretion, make optional cash investments in excess of $10,000 without payment of brokerage commissions or service charges.

    - Reinvestment of dividends through the plan is entirely voluntary, and participants may discontinue dividend reinvestment at any time. Shareholders who do not choose to participate in the plan will continue to receive cash dividends, as declared, in the usual manner.

    - The Administrator will purchase our common stock directly from us or in open market or privately negotiated transactions, as we determine from time to time, to fulfill requirements for the plan. We expect that shares usually will be purchased directly from us.

    - Participants will receive a statement after each purchase of shares and a detailed statement showing all year-to-date activity after each dividend reinvestment.

    To enroll in the plan you must complete and return an enrollment form to the Administrator. If you are a new investor, you also must submit or arrange for your initial investment payment. For further enrollment information, you should contact:

       EquiServe Trust Company, N.A.
       Attn: iStar Financial Inc. Stock Purchase Plan
       P.O. Box 43081
       Providence, RI 02940-3081

       Telephone:  800-317-4445 (for shareholders)
                 877-602-5287 (for new investors)

       TDD: 1-201-222-4955 A telecommunications device for the hearing impaired is available.

       Internet: Messages forwarded on the Internet will receive a prompt reply. EquiServe's Internet address is: "http://www.equiserve.com"

    The shares of common stock, both those outstanding and those offered through this prospectus, are subject to repurchase by us under certain conditions and are subject to restrictions on ownership and transferability which prohibit any single person from owning shares in excess of 9.8% of the number of shares or value of any class or series of our outstanding capital stock.
   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
        COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR
          DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 9, 2002.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FORWARD-LOOKING INFORMATION.................................      4
iSTAR FINANCIAL INC.........................................      5
SUMMARY OF THE PLAN.........................................      5
  Purpose Of Plan...........................................      5
  Eligibility and Enrollment................................      5
  Reinvestment of Dividends.................................      5
  Optional Cash Investments up to $10,000...................      5
  Optional Cash Investments in Excess of $10,000............      6
  Purchase Date.............................................      6
  Source of Shares..........................................      6
  Purchase Price............................................      6
  Number of Shares Offered..................................      7
  Advantages of the Plan....................................      7
  Disadvantages of the Plan.................................      8
THE PLAN....................................................      9
  Purpose...................................................      9
  Administration............................................      9
  Eligibility...............................................     10
  Enrollment Procedures.....................................     10
  Dividend Options..........................................     11
  Changing Dividend Options.................................     11
  Discontinuing Dividend Reinvestment.......................     11
  Investment Options........................................     12
  Direct Deposit of Dividends...............................     12
  Optional Cash Investments up to $10,000...................     13
  Optional Cash Investments in Excess of $10,000............     13
  Purchase Date.............................................     14
  Source of Shares..........................................     15
  Purchase Price............................................     15
  Share Safekeeping and Share Certificate Mailings..........     17
  Certificates for Shares...................................     17
  Sale of Shares............................................     18
  Gifts and Transfers of Shares.............................     18
  Stock Splits, Stock Dividends and Rights Offerings........     18
  Plan Reports..............................................     18
  Plan Costs................................................     19
  Pledging of Shares in Participant's Accounts..............     19
  Voting Rights of Shares in Participant's Accounts.........     19
  Termination, Suspension or Modification of the Plan.......     19
  Limitations on Liability..................................     20
  Termination of a Participant..............................     20
  Governing Law.............................................     20

                                                                PAGE
                                                              --------
DESCRIPTION OF COMMON STOCK.................................     21
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..................     23
RESTRICTIONS ON OWNERSHIP OF SHARES.........................     26
PLAN OF DISTRIBUTION AND UNDERWRITERS.......................     26
USE OF PROCEEDS.............................................     27
LEGAL OPINIONS AND EXPERTS..................................     27
WHERE YOU CAN FIND MORE INFORMATION.........................     28

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THE PROSPECTUS OR IN THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                          FORWARD-LOOKING INFORMATION

    We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about the Company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause our actual results, performances or achievements to be materially different from the forward- looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

    1. The success or failure of our efforts to implement our current business strategy.

    2. Economic conditions generally and in the commercial real estate and finance markets specifically.

    3. The performance and financial condition of borrowers and corporate tenants.

    4. The actions of our competitors and our ability to respond to those actions.

    5. The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, and general market conditions.

    6.  Changes in governmental regulations, tax rates and similar matters.

    7. Legislative and regulatory changes (including changes to laws governing the taxation of REITs).

    8. Other factors discussed under the heading "Risk Factors" and which may be discussed in a prospectus supplement.

    We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

                              ISTAR FINANCIAL INC.

    We are the leading publicly-traded finance company focused on the commercial real estate industry. We provide structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital and corporate net lease financing. Our objective is to deliver superior risk-adjusted returns on equity to our stockholders by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

    Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is istarfinancial.com. Our six primary regional offices are located in Atlanta, Boston, Dallas, Denver, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

                              SUMMARY OF THE PLAN

    The following summary description of our Dividend Reinvestment and Direct Stock Purchase Plan is qualified by reference to the full text of the plan which is contained in this prospectus. Terms used in the summary have the meanings given to them in the plan.

PURPOSE OF PLAN

    The purpose of the plan is to provide a cost-free and convenient way for our shareholders to invest all or a portion of their cash dividends in additional shares of our common stock. The plan also provides us with a means of raising additional capital through the direct sale of our common stock.

ELIGIBILITY AND ENROLLMENT

    You can participate in the plan if you currently own shares of our stock by submitting a completed enrollment form. You may participate directly in the plan only if you hold our stock in your own name. If you hold shares through a brokerage or other account, you may participate directly in the plan by having such shares transferred into your own name or you may arrange to have your broker or other custodian participate on your behalf. If you do not own any shares of our stock, you can participate in the plan by making an initial optional cash investment of at least $100 by check or money order, or by automatic deduction from a U.S. bank account.

REINVESTMENT OF DIVIDENDS

    If you are currently a shareholder, you can reinvest your cash dividends on some or all of your common stock in additional shares of our common stock without having to pay brokerage commissions or service fees. We may, but are not obligated to, from time to time, offer up to a 3% discount on shares of common stock purchased with reinvested cash dividends.

OPTIONAL CASH INVESTMENTS UP TO $10,000

    If you are currently a shareholder or if you wish to become a shareholder, you can buy shares of our common stock without having to pay brokerage commissions or service fees. You can invest a minimum of $100 and a maximum of $10,000 in any one calendar month. Purchases may be made by check or money order, or by automatic monthly deductions from a U.S. bank account. We may, but are not obligated to, from time to time, offer up to a 3% discount on shares of common stock purchased pursuant to this option.

OPTIONAL CASH INVESTMENTS IN EXCESS OF $10,000

    Optional cash investments in excess of $10,000 per month may be made pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. The discount, if any, on optional cash investments in excess of $10,000 per month made pursuant to such requests will range from 0-3% and will be established at our discretion, along with, any other terms, after a review of current market conditions, the level of participation and our current and projected capital needs.

PURCHASE DATE

    When the Administrator purchases shares of common stock from us through optional cash investments, such purchases shall be made on the "Purchase Date" in each month. If the Administrator is buying shares of common stock directly from us through optional cash investments of up to $10,000, then the Purchase Date will occur on the last trading day of each month. If the Administrator is buying shares of common stock directly from us through an optional cash investment in excess of $10,000, then the Administrator will purchase the common stock over a pricing period, with each day being considered a Purchase Date, as more fully discussed below.

    If the Administrator purchases shares of common stock directly from us through dividend reinvestment, then the Purchase Date will occur on the dividend payment date (or if such date is not a trading day, then the first trading day immediately preceding such date).

    If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, the Administrator will purchase such shares as soon as is practical beginning on the day that would be deemed the Purchase Date if the common stock were purchased from us.

SOURCE OF SHARES

    The Administrator will purchase shares of common stock either directly from us as newly issued shares of common stock or treasury shares, or from parties other than us, either in the open market or in privately negotiated transactions.

PURCHASE PRICE

    If the Administrator purchases shares of common stock directly from us with reinvested dividends or optional cash investments of up to $10,000, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to three decimal places, if necessary.

    If the Administrator purchases shares of common stock directly from us with optional cash investments of greater than $10,000, the Administrator will purchase the common stock pro rata on one or more dates, with each day being a Purchase Date. On each of the Purchase Dates the Administrator may purchase the shares from us in any method determined in our sole discretion.

    The price the Administrator will pay us for shares of common stock in the case of dividend reinvestments, optional cash purchases up to $10,000 and optional cash purchases in excess of $10,000 may be discounted by 0-3% at our discretion.

    If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to three decimal places, if necessary. The Administrator will purchase such shares beginning on the Purchase Date.

NUMBER OF SHARES OFFERED

    Initially, 8,000,000 shares of common offered stock are authorized to be issued and registered under the Securities Act for offering pursuant to the plan. Because we expect to continue the plan indefinitely, we expect to authorize and register additional shares from time to time as necessary for purposes of the plan.

ADVANTAGES OF THE PLAN

    - Both current shareholders and new investors can participate in the plan.

    - The plan provides participants with the opportunity to reinvest cash dividends in additional shares of our common stock without having to pay brokerage commissions or service charges.

    - The plan provides participants with the opportunity to make monthly optional cash investments, subject to minimum and maximum amounts, for the purchase of shares of our common stock without having to pay any brokerage commissions or service charges.

    - Optional cash investments up to $10,000 may be made by check or money order or by automatic monthly deductions from a U.S. bank account.

    - From time to time the plan may provide a 0-3% discount on shares of common stock purchased from us through reinvested dividends, optional cash purchases up to $10,000 or optional cash purchases in excess of $10,000.

    - Cash dividends paid on our shares enrolled in the plan can be fully invested in additional shares of our common stock because the plan permits fractional shares to be credited to plan accounts. Dividends on fractional shares, as well as on whole shares, may also be reinvested in additional shares which will be credited to participants' plan accounts.

    - A participant may deposit with the Administrator certificates representing any other shares of our common stock held by the participant for safekeeping without charge.

    - At no charge and at the request of participants, the Administrator will send certificates to participants for shares credited to their accounts.

    - At any time, a participant may request the sale of all or part of the shares credited to his or her account.

    - Periodic statements reflecting all current activity, including purchases of plan shares and the most recent plan account balance, should simplify participants' record keeping.

DISADVANTAGES OF THE PLAN

    - No interest will be paid on dividends or optional cash investments held pending reinvestment or investment. In addition, optional cash investments of less than $100 and that portion of any optional cash investment which exceeds the maximum monthly purchase limit of $10,000, unless that limit has been waived, are subject to return to the participant without interest.

    - With respect to optional cash investments in excess of $10,000, the actual number of shares to be purchased will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period, participants will not know the actual price per share or number of shares they have purchased.

    - Because optional cash investments are not necessarily invested by the Administrator immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

    - Sales of shares of common stock credited to a participant's plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Administrator (if the resale is made by the Administrator at the request of a participant), plus any brokerage commissions and any applicable stock transfer taxes on the sales.

    - Shares of common stock deposited in the participant's plan account cannot be pledged until a stock certificate is issued for these shares.

    - From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount, if any, from the market price of the shares of common stock acquired through the reinvestment of dividends and optional cash investments under the plan. Transactions of this type may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our stock in order to eliminate practices which are not consistent with the purposes of the plan.

                                    THE PLAN

    The provisions of the plan, in effect as of the date of this prospectus, are provided below. Shareholders who do not elect to participate in the plan will receive cash dividends, as declared and paid in the usual manner.

PURPOSE

    The purpose of the plan is to provide our shareholders and other investors with a convenient and cost-free method of purchasing shares of our common stock and reinvesting all or a portion of their cash dividends in additional shares of our common stock. The plan allows current shareholders and interested new investors the opportunity to invest cash dividends and optional cash investments in additional shares of our common stock without payment of any brokerage commission or service charge. To the extent additional shares are purchased directly from us, the plan also provides us a means of raising additional capital through the direct sale of common stock. The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the price or trading volume of our common stock.

ADMINISTRATION

    The plan will be administered by EquiServe Trust Company, N.A. The Administrator acts as agent for participants, processes the purchasing of common stock acquired under the plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the plan. Shares purchased for each participant under the plan will be held by the Administrator and will be registered in the name of the Administrator or its nominee on behalf of the participants, unless and until a participant requests the issuance of a stock certificate for all or part of the shares or requires the sale of all or part of the shares. The Administrator also serves as dividend disbursement agent, transfer agent and registrar for our common stock. The Administrator reserves the right to resign at any time upon reasonable notice to us.

    All correspondence and inquiries concerning the Plan should be directed to:

       EquiServe Trust Company, N.A.
       Attn: iStar Financial Inc. Stock Purchase Plan
       P.O. Box 43081
       Providence, RI 02940-3081

    Be sure to include a reference to iStar Financial Inc. in your correspondence.

    Telephone:

       Shareholder customer service, including sale of shares:
       1-800-317-4445 (Within the United States and Canada)
       1-781-575-2724 (Outside the United States and Canada)
       An automated voice response system is available 24 hours a day, 7 days a week.

       Customer service associates are available from 9:00 a.m. to 5:00 p.m. U.S. Eastern time each business day.

       Non-shareholders requesting Program material: 1-800-649-2213 Available 24 hours a day, 7 days a week.

       TDD: 1-201-222-4955 A telecommunications device for the hearing impaired is available.

       Foreign language translation service for more than 140 languages is available.

    Internet:

    You can also obtain information about your account via the Internet on EquiServe's web site www.equiserve.com. At the web site, you can access your share balance, sell shares, request a stock certificate, and obtain online forms and other information about your account. To get access, you will require a password which will be sent to you, or you can request one by calling toll-free 1-800-317-4445.

ELIGIBILITY

    All interested persons and entities, whether or not holders of record of our common stock, may participate in the plan. A shareholder whose shares of common stock are registered in his or her name may participate in the plan directly. A "beneficial owner" (which means a shareholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee) may participate in the plan directly upon becoming a registered holder by having the shares transferred into his or her name. Alternatively, a beneficial owner may participate in the plan by making arrangements with his or her broker, bank or other nominee to participate in the plan on his or her behalf. In addition, a new investor may participate in the plan by making an initial optional cash investment in our common stock of not less than $100 or more than $10,000 unless permission has been granted (in which case such initial investment may exceed $10,000).

    The right to participate in the plan is not transferable to another person apart from a transfer of the underlying shares of common stock. We reserve the right to exclude from participation in the plan persons who utilize the plan to engage in short-term trading activities that cause aberrations in the trading volume of our common stock. We also reserve the right to exclude initial cash investments for any reason, including compliance with securities laws.

    In order to participate, you must fulfill conditions of participation described below under the caption "Enrollment Procedures"; and if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, us or the plan. Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan.

ENROLLMENT PROCEDURES

    New investors may enroll in the plan by submitting a completed initial investment form to the Administrator together with a minimal initial investment of $100 by check or money order, or by authorizing automatic deductions from a U.S. bank account as described below.

    Registered shareholders (i.e., holders of record) may enroll in the plan by submitting a completed enrollment authorization form to the Administrator.

    If you are a beneficial owner of shares of common stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee), you may participate in the plan directly after you have instructed your financial intermediary to re-register your shares in your name. Costs associated with that registration will be borne by you. You may then enroll in the plan as a registered shareholder, without having to make an initial investment. Alternatively, you may make arrangements with your financial intermediary to participate in the plan on your behalf.

    Both the initial investment form and the enrollment authorization form appoint the Administrator as the participant's agent for purposes of the plan and direct the Administrator to apply to the purchase of additional shares of common stock the cash dividends on the number of shares of common stock specified by the participant on the applicable form. The initial investment form and the enrollment authorization form also direct the Administrator to purchase additional shares of common stock with any optional cash investments that the participant may elect to make.

    The Administrator will process initial investment and enrollment authorization forms as promptly as practicable. Participation in the plan will begin after the properly completed form and any required payments have been accepted by the Administrator.

DIVIDEND OPTIONS

    We typically pay cash dividends on our common stock on the last business day in the months of April, July, October and December. The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant.

    You may select from the following dividend options:

    - Cash Dividends: You may elect to receive all or part of your dividends in cash by designating your election on the enrollment authorization form or initial investment form. Dividends paid in cash will be sent to you by check in the usual manner or by direct deposit, if you have elected the direct deposit option described below under the caption "Direct Deposit of Dividends." If you elect a partial cash payment of your cash dividends, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the plan in additional shares of common stock.

    - Reinvestment of Cash Dividends: You may elect to reinvest all or part of your cash dividends by designating your election on the enrollment authorization form or initial investment form. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service.

CHANGING DIVIDEND OPTIONS

    You may change dividend options by telephoning or writing to the Administrator or by submitting a new election on an enrollment authorization form to the Administrator. To be effective for a specific dividend, any change must be received by the Administrator before the record date for that dividend. The record date is usually the fifteenth day of the month in which a dividend is paid.

DISCONTINUING DIVIDEND REINVESTMENT

    You may discontinue reinvestment of cash dividends at any time by giving telephone or written instructions to the Administrator. If the Administrator receives the request to discontinue dividend reinvestment on or after the record date for a dividend, the Administrator may either pay the dividend in cash or reinvest it under the plan on the next Purchase Date to purchase common stock on your behalf. If reinvested, the Administrator may sell the shares purchased and send the proceeds to you less any service fee, applicable brokerage commission and any other costs of sale. After processing your request to discontinue dividend reinvestment, any shares credited to your account under the plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares you held in stock certificate form, will be paid in cash by check or by direct deposit to a pre-designated bank account of your choice.

    FOR EACH METHOD OF DIVIDEND REINVESTMENT, CASH DIVIDENDS WILL BE REINVESTED ON ALL SHARES OTHER THAN THOSE DESIGNATED FOR PAYMENT OF DIVIDENDS IN CASH IN THE MANNER SPECIFIED ABOVE UNTIL THE PARTICIPANT SPECIFIES OTHERWISE, OR UNTIL THE PLAN IS TERMINATED.

INVESTMENT OPTIONS

    Full investment of funds in common stock is possible under the plan. Fractional, as well as full shares, will be credited to your account.

    Check Investment:

You may make initial investments and optional cash investments by personal check or money order payable in United States dollars to "EquiServe-iStar Financial Inc." To be effective for a particular Purchase Date, the Administrator must receive your optional cash investment at least (a) one business day before that Purchase Date for investments up to $10,000 or (b) one business day before the commencement of the pricing period for investments in excess of $10,000. You should mail your optional cash investment to the Administrator with the transaction form attached to each statement of account sent to you by the Administrator.

    Automatic Investments:

You may make automatic optional cash investments of a specified amount (not less than $100 per purchase nor more than $10,000 monthly) by electronic funds transfer from a pre-designated account at a United States bank or financial institution.

    If automatic deductions are used for optional cash investments, you must complete and sign the section entitled "authorization form for automatic deductions" on either the initial investment form or the enrollment authorization form and return it to the Administrator, with either a voided blank check or a deposit form for the bank account from which funds are to be drawn. The automatic deduction forms will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature.

    Once automatic deductions begin, funds will be withdrawn from your bank account on the third business day preceding each monthly Purchase Date.

    Automatic deductions will continue indefinitely until you notify the Administrator by telephone or in writing that the automatic deductions are to stop.

    You may change or stop automatic deductions by notifying the Administrator by telephone, fax or in writing. You must complete a new authorization form for automatic deductions when you transfer ownership of shares or otherwise establish a new account on the Administrator's records, or close or change your designated bank account, or are assigned a new account number by your bank. To be effective for a particular Purchase Date, the Administrator must receive your new instructions at least six business days before that Purchase Date.

    Direct Deposit of Dividends:

Through the plan's direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends paid by electronic funds transfer to your pre-designated checking or savings account at a United States bank or financial institution on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to the Administrator a direct deposit authorization form. You may obtain a direct deposit authorization form by calling the Administrator at 1-800-870-2340.

    Direct deposit authorization forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time by submitting to the Administrator a new direct deposit authorization form or by written instruction to the Administrator.

OPTIONAL CASH INVESTMENTS UP TO $10,000

    If you are a current shareholder, or if you are a new investor and wish to become a shareholder, you may make optional cash investments by personal check, money order or automatic deduction from a U.S. bank account in the minimum amount of $100, up to a maximum amount of $10,000 monthly.

    Except when accompanied by a Request Form (as described below), the aggregate of your optional cash investments cannot exceed $10,000 per month. Optional cash investments up to $10,000 per month by check or money order must be received by the Administrator on or before the business day prior to the next Purchase Date. Cash received after that date will be held by the Administrator for purchases to be made on the next Purchase Date. NO INTEREST WILL BE PAID ON PAYMENTS RECEIVED AND HELD PENDING INVESTMENT BY THE ADMINISTRATOR.

    We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants. Optional cash investments will be returned to you upon your telephone or written request received by the Administrator not less than two business days before the Purchase Date.

    PARTICIPANTS SHOULD BE AWARE THAT SINCE INVESTMENTS UNDER THE PLAN ARE MADE AS OF SPECIFIED DATES, ONE MAY LOSE ANY ADVANTAGE THAT OTHERWISE MIGHT BE AVAILABLE FROM BEING ABLE TO SELECT THE TIMING OF AN INVESTMENT. NEITHER WE NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

OPTIONAL CASH INVESTMENTS IN EXCESS OF $10,000

    We may from time to time allow investors to make an optional cash investment in excess of $10,000 with our prior written approval. To obtain our approval, you must submit such a request in writing. To make such a request, you should obtain a Request Form from our Investor Relations department, at (212) 930-9400. If we have approved your request, then you must send the Administrator a copy of our written approval along with your optional cash investment of greater than $10,000. The Administrator must receive your optional cash investment in good funds pursuant to a Request Form on the last day immediately preceding the first day of the pricing period.

    We have the sole discretion to approve any request to make an optional cash investment in excess of the $10,000 maximum allowable amount. We may grant such requests in order of receipt, price offered, or by any other method that we determine to be appropriate. We also may adjust the amount that you may invest pro rata. In deciding whether to approve your request, we may consider, among other things, the following factors:

    - whether, at the time of such request, the Administrator is acquiring shares of common stock for the plan directly from us or in the open market or in privately negotiated transactions with third parties;

    - our need for additional funds;

    - our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

    - the purchase price likely to apply to any sale of common stock;

    - the extent and nature of your prior participation in the plan;

    - the number of shares of common stock you hold of record; and

    - the total amount of optional cash investments in excess of $10,000 for which requests have been submitted.

    If you do not receive a response from us in connection with your request, you should assume that we have denied your request.

PURCHASE DATE

    The Purchase Date is the date or dates on which shares of our common stock are purchased with reinvested dividends and optional cash payments. The Purchase Date under the plan depends on how you purchase the shares and whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than us.

    - Reinvested Dividends: If the Administrator acquires shares directly from us, the Purchase Date for reinvested dividends is the date or dates declared by our Board of Directors for the payment of quarterly dividends or distributions (or if such date is not a trading day, then the first trading day immediately preceding such date). If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than thirty days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this plan as a "dividend record date."

    - Optional Cash Investments up to $10,000: If the Administrator purchases the shares directly from us, the Purchase Date for optional cash investments up to $10,000 will be on the last trading day of each month. If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than thirty-five days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Optional cash investments up to $10,000 must be received by the Administrator on or before the business day prior to a Purchase Date, otherwise the cash will not be invested until the next Purchase Date.

    - Optional Cash Investments in Excess of $10,000: If the Administrator is buying shares of common stock directly from us with an optional cash investment in excess of $10,000 pursuant to an approved request, then the Purchase Date or Dates, as specified on the Request Form, will occur on one or more separate days on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with an equal amount of your optional cash investment being invested on each such day, subject to the qualifications set forth under "Minimum Price" below.

      The "Pricing Period" is the period encompassing at least one, or a number of consecutive trading days which we will determine in our sole discretion. The Pricing Period shall be no less than one but no more than to 10 days commencing one day after funds are due.

    DIVIDENDS ARE PAID AS AND WHEN DECLARED BY OUR BOARD OF DIRECTORS. THERE CAN BE NO ASSURANCE AS TO THE DECLARATION OR PAYMENT OF A DIVIDEND, AND NOTHING CONTAINED IN THE PLAN OBLIGATES US TO DECLARE OR PAY ANY DIVIDEND ON OUR COMMON STOCK. THE PLAN DOES NOT REPRESENT A GUARANTEE OF FUTURE DIVIDENDS.

SOURCE OF SHARES

    Shares will be, at our discretion, purchased: (1) directly from us in the form of either authorized but unissued shares or treasury shares; (2) on the open market or in privately negotiated transactions; or (3) a combination of the above.

    Full and fractional shares acquired under the plan will be calculated and credited to participants' accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

PURCHASE PRICE

    The Purchase Price is the price at which the Administrator purchases our common stock with reinvested dividends and optional cash payments. The Purchase Price under the plan depends in part on whether the Administrator purchases the common shares from us or from parties other than us. The Purchase Price also depends on whether we are offering discounts on purchases under the plan at that time.

REINVESTED DIVIDENDS

    If the Administrator purchases shares of common stock directly from us with reinvested dividends, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to three decimal places, if necessary. The Purchase Price may be reduced by up to 3% if we are offering a discount on purchases with reinvested dividends on the applicable Purchase Date.

    If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to three decimal places, if necessary. Discounts are not available when shares are purchased from persons other than us.

OPTIONAL CASH INVESTMENTS UP TO $10,000

    If the Administrator purchases shares of common stock directly from us with optional cash investments of up to $10,000, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to seven decimal places, if necessary. The

Purchase Price may be reduced by up to 3% if we are offering a discount on purchases with optional cash investments up to $10,000 on the applicable Purchase Date.

    If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to three decimal places, if necessary. Discounts are not available when shares are purchased from persons other than us.

OPTIONAL CASH INVESTMENTS IN EXCESS OF $10,000

    Shares purchased pursuant to a request will be purchased directly from us, at a price or method determined in our sole discretion, including the establishment of a "Minimum Price" as more fully described below. If we grant your request to purchase shares pursuant to a "Minimum Price," the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each of the Purchase Dates during the Pricing Period, computed up to three decimal places, if necessary. The Pricing Period for optional investments made pursuant to an approved Request Form will be the day or days set forth in the Request Form, which may be the Purchase Date or up to 10 trading days prior to and including the Purchase Date. The Purchase Price may be reduced by any discount that we have provided for optional cash investments in excess of $10,000 on such Purchase Date.

    We may set a minimum purchase price per share (the "Minimum Price") for optional cash investments in excess of $10,000 for any Pricing Period. We will determine whether to set a Minimum Price, and, if so, its amount, at least one business day before the first day of the Pricing Period. We will notify the Administrator of the Minimum Price, if any. In deciding whether to set a Minimum Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

    We will fix the Minimum Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Price is not met for two of the trading days in a ten day Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Price was met.

    In addition, we will return a portion of each optional cash investment in excess of $10,000 for each trading day of a Pricing Period for which the Minimum Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange. Thus, for example, the returned amount in a ten day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the Minimum Price is not met or for each trading day in which sales are not reported.

    The establishment of the Minimum Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $10,000. Setting a Minimum Price for a Pricing Period will not affect the setting of a Minimum Price for any other Pricing Period. We may waive our right to set a Minimum Price for any particular Pricing Period. Neither we nor the Administrator is required to give you notice of the Minimum Price for any Pricing Period.

DISCOUNT

    The discount rate of 0% to 3% that may be offered with respect to a particular Purchase Date to participants on purchases of our stock through dividend reinvestment, optional cash investments up to $10,000, and optional cash investments in excess of $10,000, may be obtained by contacting the Administrator at the phone numbers listed or by visiting our website at www.istarfinancial.com. We will announce the discount rate, if any, by the third business day before the Purchase Date with respect to dividend reinvestments and optional cash investments up to $10,000. The discount rate, if any, on optional cash purchases in excess of $10,000 will be announced at least one business day before the first day of the Pricing Period.

SHARE SAFEKEEPING AND SHARE CERTIFICATE MAILINGS

    You may use the plan's "share safekeeping" service to deposit any common stock certificates in your possession with the Administrator. Shares deposited will be recorded in book-entry form and credited to your account. By using the plan's share safekeeping service, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

    The Administrator will promptly send you a statement confirming each certificate deposit. Shares deposited and credited to your account with the Administrator may be transferred or sold in a convenient and efficient manner. See "Certificates for Shares" and "Sale of Shares" below.

    STOCK CERTIFICATES SENT TO THE ADMINISTRATOR FOR SAFEKEEPING SHOULD NOT BE ENDORSED. To insure against loss resulting from mailing certificates to the Administrator, the plan provides for mail insurance, free of charge, for certificates valued at up to $25,000 current market value (maximum coverage) when mailed first class, using a brown, pre-addressed envelope provided by the Administrator. Envelopes may be obtained by calling the Administrator at 1-800-317-4445.

    If you do not use a brown pre-addressed envelope provided by the Administrator, you should send certificates to the address listed above by registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20). This represents the approximate cost to you of replacing certificates if they are lost in the mail. For information about mailing certificates to the Administrator having a current market value in excess of $25,000, you should contact the Administrator.

    Mail insurance covers the replacement of shares of stock, but in no way protects you against any loss resulting from fluctuations in the value of the shares from the time you mail the certificates until the time replacement can be made. To be eligible for certificate mailing insurance, you must notify the Administrator of any lost certificate claim within 30 calendar days of the date the certificates were mailed.

CERTIFICATES FOR SHARES

    Common stock purchased under the plan, and any certificated shares you may deposit for safekeeping, will be recorded in electronic registration form and credited to your account. The Administrator will report the number of shares (including fractional shares) credited to your account as promptly as practicable after each purchase. You may obtain a certificate for all or any portion of the whole shares credited to your account at any time upon telephone or written request to the

Administrator. Alternatively, you may also request the issuance of a stock certificate through the Internet. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market price of the common stock, less any service fee, any applicable brokerage commission and any other costs of sale. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends on those shares.

SALE OF SHARES

    You may direct the Administrator to sell all or a portion of the shares of common stock credited to your account at any time by giving telephone or written instructions to the Administrator. Alternatively, you may also request a sale of your shares through the Internet. The Administrator will make every effort to process your order on the day it is received. However, your instructions must be received before 1:00 p.m., New York City time on a business day during which the Administrator and the relevant securities market are open for your sale order to be processed on that day.

    Sales will be made at the then-current market price of the common stock and the Administrator will send you a check for the sales proceeds, less any service fee, any applicable brokerage commission and any other costs of sale.

GIFTS AND TRANSFERS OF SHARES

    You may transfer the ownership of all or part of the shares credited to your account to an account for another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your account must be made in whole share amounts. No fractional share may be transferred unless your entire account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of common stock certificates, including the requirement of a medallion stamp guarantee. Simply call the Administrator to obtain the proper instructions, requirements and documents necessary to complete your transfer. Shares that are transferred will be credited in book-entry form to the transferee's account. An account will be opened in the name of the transferee, if the transferee is not already a registered shareholder and the transferee's account will be enrolled in the plan under the same dividend option as the transferor unless the transferor specifies differently. The transferee may change the dividend option after the transfer has been made as described under "Dividend Options" above. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee's account.

STOCK SPLITS, STOCK DIVIDENDS AND RIGHTS OFFERINGS

    Any dividends in common stock or split shares of common stock distributed by us on shares credited to your account or held by you in the form of stock certificates will be credited to your account. In a rights offering by us, you will receive rights based upon the total number of whole shares registered in your name, including shares held by you in stock certificate form and shares credited in book-entry form to your account.

PLAN REPORTS

    Whenever you purchase, sell or deposit shares through the plan, you will promptly receive from the Administrator a statement with the details of the transaction. All shares you hold or purchase through the plan are recorded in the same account. After each dividend reinvestment, you will receive from the Administrator a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show all year-to-date account activity, including purchases, sales and certificate deposits or withdrawals. In addition, you will receive a comprehensive year-end statement summarizing all activity in your account for the entire year. You should retain these statements to establish the cost basis of shares of common stock purchased under the plan for income tax purposes.

    In addition, you will receive copies of the same communications sent to all other holders of record of our common stock. This includes our annual report to shareholders, quarterly reports to shareholders, notice of annual meeting and proxy statement. You will also be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require. All notices, statements and reports from the Administrator to you will be addressed to your latest address of record with the Administrator. Therefore, you must promptly notify the Administrator of any change of address.

PLAN COSTS

    All costs for the purchase of shares and administration of the plan will be paid by us with the exception of:

    - Costs associated with automatic investments which may be assessed by your financial institution (as described under "Automatic Investments" above).

    - Any costs resulting from your having insufficient funds to effect payment for initial and/or optional cash investments.

    - Those costs associated with your direction to the Administrator to sell all or a portion of your shares (as described under "Sale of Shares" above).

    - Those costs related to a sale of a fractional share (as described under "Certificates for Shares" and "Sale of Shares" above).

PLEDGING OF SHARES IN PARTICIPANT'S ACCOUNTS

    Except as described under "Gifts and Transfer of Shares" above, common stock credited to your account may not be pledged or assigned. If you wish to pledge shares of common stock credited to your account, you must request that certificates for those shares be issued in your name as described under "Certificates for Shares" above.

VOTING RIGHTS OF SHARES IN PARTICIPANT'S ACCOUNTS

    If you participate in the plan, you, as a holder of our common stock, will have the same rights as every other holder of our common stock. You will be provided with all required documentation to vote whole shares of common stock you hold under the plan. Fractional shares may not be voted. You will receive a proxy card indicating the number of whole shares directly held under the plan for voting instructions to us and signing. A properly signed proxy will be voted according to your instructions, with no vote being recorded for the shares represented by an abstention.

TERMINATION, SUSPENSION OR MODIFICATION OF THE PLAN

    We reserve the right to terminate, suspend or modify the plan at any time in whole, in part, in respect to participants in one or more jurisdictions. All affected participants will receive notice of any termination, suspension or modification of the plan.

LIMITATIONS ON LIABILITY

    Neither we nor the Administrator (nor any of our agents, representatives, employees, officers, directors, or subcontractors) will be liable for any act done in good faith or for any good faith omission to act, including any claim arising out of a failure to cease reinvesting dividends for your account upon your death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of the common stock. You must recognize that neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under the plan. The prices of shares purchased and sold under the plan will be determined by market conditions. Participants also cannot waive federal securities law liability.

    We are authorized to take any actions to carry out the plan as may be consistent with the terms and conditions of the plan. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan's operations. The establishment and maintenance of the plan does not constitute assurances with respect to either the value of our common stock, whether or not we will continue to pay dividends on our common stock or at what rate any dividends will be paid.

TERMINATION OF A PARTICIPANT

    If you do not own at least one whole share registered in your name in stock certificate form or credited in book-entry form to your account, your participation in the plan may be terminated. In that event, you would receive a cash payment for the fractional share remaining in your account based on the then-current market price of common stock, less any service fee, any applicable brokerage commission and any other costs of sale.

GOVERNING LAW

    The plan and its operations are governed by the laws of the State of New York and federal securities laws, if applicable.

                          DESCRIPTION OF COMMON STOCK

    Our authorized capital stock includes 200,000,000 shares of common stock, $0.001 par value. At August 1, 2002, 92,068,386 shares of common stock were outstanding.

    Holders of common stock will be entitled to receive distributions on common stock if, as and when the Board of Directors authorizes and declares distributions. However, rights to distributions may be subordinated to the rights of holders of preferred stock, when preferred stock is issued and outstanding. In the event of our liquidation, dissolution or winding up, each outstanding share of common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

    Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. There is no cumulative voting in the election of directors.

    Holders of shares of common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any of our securities. All shares of common stock have equal dividend, distribution, liquidation and other rights.

    We may be dissolved if the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders. Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

    Our charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock. The Board of Directors may also classify or reclassify unissued shares of common stock or preferred stock and authorize their issuance.

    Our charter also provides that, to the extent permitted by the General Corporate Law of Maryland, the Board of Directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

    We believe that these powers of the Board of Directors provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

    To maintain our REIT qualification under the Internal Revenue Code, no group of five or fewer individuals can own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year. To help insure that we meet these tests, our charter provides that no person other than persons who were our stockholders as of November 3, 1999 or persons exempted by our Board of Directors may beneficially or constructively own more than 9.8% of the number or value of the outstanding shares of any class or series of our capital stock.

    Each person who is a beneficial or constructive owner of shares of stock and each person, including the stockholder of record, who is holding shares of stock for a beneficial or constructive owner must provide us in writing any information with respect to direct, indirect and constructive ownership of shares of stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    These restrictions on ownership and transfer will not apply to our stock if the Board of Directors determines that it is no longer in our best interests to qualify as a REIT.

    These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for shares of our stock or otherwise be in the best interest of our stockholders.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following summary is based upon interpretations of current federal tax law. It is important for participants to consult their own tax advisors to determine their particular tax consequences, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the plan and subsequent disposition of shares acquired pursuant to the plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

DIVIDEND REINVESTMENT COMPONENT

    Participants in the dividend reinvestment compenent of the plan will be treated for federal income tax purposes as having received, on the Purchase Date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Those shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Purchase Date. The fair market value of the shares acquired on that specific date may vary from the purchase price for the shares determined under the plan if we are then offering a discount.

    The distribution will be taxable as a dividend to the extent of our current or accumulated earnings and profits. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a participant's shares, and the distribution in excess of a participant's tax basis will be taxable as gain realized from the sale of shares.

    Alternatively, when the Administrator purchases shares for a participant's account on the open market with reinvested dividends, a participant must include in gross income a dividend equal to the actual purchase price to the Administrator of the shares plus that portion of any brokerage commissions paid by us which are attributable to the purchase of the participant's shares. The participant's basis in the shares purchased for his or her or account will be equal to their purchase price plus allocable brokerage commissions we paid.

DIRECT STOCK PURCHASE COMPONENT

    The tax consequences relating to a discount associated with an optional cash investment are not entirely clear under current law. Nonetheless, the Internal Revenue Service has indicated in a private ruling that the discount associated with an optional cash investment will be treated as a distribution to a participant in a REIT's dividend reinvestment and direct stock purchase plan if and only if that participant also is enrolled in the dividend reinvestment component aspect of that plan at the time of the optional cash investment. Accordingly, if the participant is enrolled in the dividend reinvestment component, then the participant should be treated as having received a distribution, upon the purchase of shares directly from us with an optional cash investment, in an amount equal to the excess, if any, of the fair market value of the shares on the Purchase Date over the amount of the optional cash investment. However, if the participant is not enrolled in the dividend reinvestment component, then the participant should not be treated as having received a distribution on account of the discount associated with the optional cash investment. Participants should be aware that the private ruling described above is not binding on the IRS with respect to the plan and that the tax characterization of discounts on optional cash investment remains unsettled. Notwithstanding the private ruling described above, we treat the excess value of shares acquired under the stock purchase program as a distribution, regardless of whether or not the participants are enrolled in the dividend reinvestment component. Participants are strongly encouraged to consult their own tax advisors in this regard.

    Shares acquired through the direct stock purchase component under the plan should have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value on the Purchase Date of the shares acquired over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend. The fair market value of the shares acquired on a Purchase Date may differ from the purchase price determined under the plan for those shares if we are then offering a discount.

Example:

    The following example may be helpful to illustrate the federal income tax consequences of the optional cash investment feature at a 3% discount from the purchase price as determined under the plan, where the fair market value for tax purposes differs from the purchase price and where the participant also is enrolled in the dividend reinvestment component and where none of the dividends constitutes a tax-free return of capital.

Cash dividends reinvested...................................  $100.00
Assumed purchase price*.....................................  $ 20.00
Less 3% discount per share..................................  $ (0.60)
                                                              --------
Net purchase price per share................................  $ 19.40
Number of shares purchased ($100.00/$19.40).................     5.155
Total taxable dividend resulting from transaction
    (21.00 X 5.155 - $100.00)**.............................  $  8.25

------------------------

*   This price is assumed for illustrative purposes only.

**  Assumes the fair market value on Purchase Date equals $21.00.

    In the case of shares purchased on the open market with optional cash investments, participants will be in receipt of a dividend to the extent of any brokerage commissions we pay. The participant's basis in the shares acquired with optional cash investments will be the cost of the shares to the Administrator plus an allocable share of any brokerage commissions we pay.

SHAREHOLDERS SUBJECT TO WITHHOLDING

    Under certain backup withholding requirements, dividends that are reinvested and the proceeds of the sale of any shares under the plan will be subject to a 31% withholding tax if: (1) you fail to certify to the Administrator that you are not subject to backup withholding and that your taxpayer identification number on your account is correct (on Form W-8 or W-9); or (2) the IRS notifies us or the Administrator that you are subject to backup withholding. Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of shares and the remaining amount will be reinvested or paid as you have instructed. Some shareholders (including most corporations) are, however, exempt from the withholding requirements.

    If you are a foreign participant, under withholding requirements of Federal income tax laws, dividends that are reinvested under the plan will be subject to the withholding tax unless reduced or eliminated pursuant to an applicable tax treaty. Any required withholding tax will be deducted from dividends payable to you and the remaining amount will be reinvested or paid as you have instructed. If a participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to the participant's account.

ADDITIONAL INFORMATION

    The holding period for shares of common stock purchased under the plan will begin the day after the date the shares are acquired. You will not realize any taxable income if you receive certificates for whole shares of common stock credited to your account. However, any cash payment you receive for the sale of whole or fractional shares credited to your account will result in gain or loss measured by the difference between the amount of the cash payment received and your basis in those shares or fractional share. That gain or loss will be capital gain or loss if the shares or fractional share are a capital asset in your hands.

    All the dividends paid to you and any brokerage commissions that we pay on your behalf for the purchase of shares through the plan will be reported to you and to the Internal Revenue Service on IRS Form 1099-DIV which will be mailed by January 31. All shares of stock that are sold through the Administrator will be reported to the IRS as required by law. IRS Form 1099-B will be mailed by January 31 to all those who sold stock through the plan. The 1099-B form will only include proceeds you received from the sale of your shares. You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale.

                      RESTRICTIONS ON OWNERSHIP OF SHARES

    In order for us to qualify as a REIT for federal income tax purposes, no more than 50% of the value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and our common stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. In addition, any single person is prohibited from owning shares in excess of 9.8% of the value of any class or series of our outstanding capital stock. Because we expect to continue to qualify as a REIT, our amended and restated charter contains restrictions intended to ensure compliance with these requirements which authorizes, but does not require, the Board of Directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize our status as a REIT. This provision also renders null and void any purported acquisition of shares which would result in our disqualification as a REIT. The provision also gives the Board of Directors the authority to take such actions as it deems advisable to enforce our stock ownership restrictions. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize our status as a REIT. The provision also requires any shareholder to provide us such information regarding his direct and indirect ownership of common stock as we may reasonably require.

                     PLAN OF DISTRIBUTION AND UNDERWRITERS

    Pursuant to the plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly issued shares of common stock or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining those funds by the sale of common stock under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of common stock, the participant submitting the request, including the extent and nature of the participant's prior participation in the plan and the number of shares of common stock held of record by the participant, the aggregate number of requests that have been submitted by all participants and federal and state securities laws.

    Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution shares. We may, however, approve requests for optional cash investments by them in excess of allowable maximum limitations. If requests are submitted for an aggregate amount in excess of the amount we are willing to accept, we may honor requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

                                USE OF PROCEEDS

    The plan will raise additional capital for us to the extent that the plan purchases newly-issued shares of common stock or treasury shares from us (rather than shares acquiring shares in the open market). We do not know the number of shares of common stock that will ultimately be purchased pursuant to the plan, or the prices at which the shares will be purchased. We currently intend to issue new shares to satisfy demand for shares under the plan; therefore, the plan is expected to raise additional capital for us. We intend to use the net proceeds from the sale of common stock for one or more of the following: repayment of indebtedness, investments in assets, working capital, and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

                           LEGAL OPINIONS AND EXPERTS

    Clifford Chance Rogers & Wells LLP, our counsel, has passed upon the legality of our common stock offered by this prospectus and all legal matters in connection with the plan for us. Clifford Chance Rogers & Wells LLP is located at 200 Park Avenue, New York, New York 10166.

    The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of iStar Financial Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports and proxy statements and other information with the Commission under that act. Our reports, proxy statements and other information can be inspected and copied at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of those materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our shares are listed on the New York Stock Exchange under the ticker symbol "SFI" and all reports, proxy statements and other information filed by iStar Financial with the NYSE may be inspected at the NYSE's office 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" some of the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement and prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference any future filings, as of the date of those filings, with the SEC under Section 13(a), 14, or 15(d) of the Securities and Exchange Act of 1934.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and prospectus.

    We incorporate by reference the documents listed below:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001.

    - our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

    - our Current Report on Form 8-K filed May 20, 2002.

    Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference in it (except for the exhibits to those documents, unless the exhibits are specifically incorporated by reference into such documents). You may obtain a copy of each of the above-listed documents at no cost by writing or telephoning us at the following address:

    iStar Financial Inc.
    1114 Avenue of the America, 27th Floor
    New York, New York 10036
    Attention: Investor Relations department
    Telephone: (212) 930-9400
    Fax: (212) 930-9494

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock covered by our dividend reinvestment and direct stock purchase plan. This prospectus, which constitutes part of the registration statement, omits some of the information contained in the registration statement and the exhibits to it on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission under that act. The registration statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement.

    In accordance with Section 2-210 of the Maryland General Corporation Law, as amended, the Board of Directors has authorized the issuance of some or all of the shares of any or all of our classes or series of capital stock without certificates. We have the authority to designate and issue more than one class or series of capital stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. In addition, our amended and restated charter imposes limitations on the ownership and transfer of our capital stock. We will furnish a full statement of the relative rights and preferences of each class or series of our capital stock which has been designated with preferences and any restrictions on the ownership or transfer of capital stock to any shareholder upon request and without charge. Written requests for those copies should be directed to: iStar Financial Inc., One Embarcadero Center, 33rd Floor, San Francisco, California 94111, Attention:
Geoffrey M. Dugan, Vice President and Assistant General Counsel.

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                              iSTAR FINANCIAL INC.
                             DIVIDEND REINVESTMENT
                                      AND
                           DIRECT STOCK PURCHASE PLAN
                        8,000,000 SHARES OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 August 9, 2002

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